Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Stacey Giglio
+1 917-519-6994	+1 321-525-4607
wdavis@gogoair.com	sgiglio@gogoair.com

Gogo Announces Fourth Quarter and Full Year 2024 Results

Total Revenue of $137.8 million, up 41% Year-over-Year; Fourth Quarter Service Revenue of $118.8 million, up 47% Year-over-Year

Q4 Net Loss of $28.2 million; Adjusted EBITDA(1) of $34.0 million

Satcom Direct acquisition closed December 3, 2024

Receives FAA PMA authorization to ship Gogo Galileo HDX antenna starting in Q1 2025

Provides 2025 Financial Guidance

BROOMFIELD, Colo. - March 14, 2025 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government mobility aviation markets, today announced its financial results for the quarter ended December 31, 2024 and full year results for 2024. Fourth quarter and FY 2024 results for Gogo include the impact of the acquisition of Satcom Direct, LLC and certain of its affiliates and subsidiaries (collectively, "Satcom Direct"), which closed on December 3, 2024.

Q4 2024 Highlights

•
Total revenue of $137.8 million increased 41% compared to Q4 2023 and increased 37% compared to Q3 2024. Satcom Direct contributed $40.2 million in the fourth quarter.
o
Service revenue of $118.8 million increased 47% compared to Q4 2023 and increased 45% compared to Q3 2024.
o
Equipment revenue of $19.0 million increased 12% compared to Q4 2023 and increased 2% compared to Q3 2024.
•
Total AVANCE aircraft online (“AOL”)(2) as of December 31, 2024 grew to 4,608, an increase of 16% compared to Q4 2023 and 5% compared to Q3 2024. AVANCE units comprised approximately 65% of total AOL as of December 31, 2024, up from 55% as of December 31, 2023 and up from 62% as of September 30, 2024.
o
Average Monthly Connectivity Service Revenue per ATG aircraft online (“ARPU”)(2) for the fourth quarter was a record $3,500, an increase of 3% compared to Q4 2023 and a slight increase compared to Q3 2024.
o
Total ATG AOL(2) stood at 7,059, a decrease of 146 compared to Q4 2023 and an increase of 43 compared to Q3 2024.
o
AVANCE equipment units sold(2) totaled 203, an increase of 0% compared to Q4 2023 and a decrease of 5% compared to Q3 2024.

•
Broadband GEO AOL(2) stood at 1,249 an increase of 182 compared to Q4 2023 and an increase of 65 compared to Q3 2024. Broadband GEO AOL excludes aircraft receiving services through GEO satellite networks that are end-of-life.
•
Net loss of $28.2 million compared to net income of $14.5 million in Q4 2023 and net income of $10.6 million in Q3 2024. Net loss includes $46.8 million in pre-tax expenses related to the Satcom Direct acquisition.
o
Diluted earnings per share was $(0.22) compared to $0.11 in Q4 2023, of which approximately $(0.28) is attributable to transaction and integration related costs for the Satcom Direct acquisition.
•
Adjusted EBITDA(1) of $34.0 million, which includes approximately $4.3 million of operating expenses related to Gogo Galileo and Gogo 5G and excludes $46.8 million of expenses related to the Satcom Direct acquisition, decreased 3% compared to Q4 2023 and decreased 2% compared to Q3 2024.
•
Net cash used in operating activities was $(38.3) million in Q4 2024 down from cash provided by operating activities of $26.2 million in Q4 2023 and $25.1 million in Q3 2024, primarily related to expenses associated with the Satcom Direct acquisition.
o
Free Cash Flow(1) of $(39.6) million in Q4 2024 down from $28.4 million in the prior-year period and $24.6 million in Q3 2024 primarily driven by $60 million of transaction related payments related to the Satcom Direct transaction.
o
Cash and cash equivalents decreased to $41.8 million as of December 31, 2024 compared to $176.7 million as of September 30, 2024, primarily driven by approximately $150 million of Company cash used to fund a portion of the Satcom Direct acquisition.
•
In Q4 2024, the Company repurchased approximately 0.4 million shares for a total cost of approximately $2.4 million.

Full Year 2024 Highlights

•
Total revenue of $444.7 million increased 12% compared to 2023.
o
Service revenue of $364.3 million increased 15% compared to 2023.
o
Equipment revenue of $80.4 million increased 1% compared to 2023.
•
ATG ARPU(2) of $3,481, increased 3% compared to 2023.
•
Net income of $13.7 million decreased from $145.7 million in 2023. Net income includes $53.5 million in pre-tax expenses related to the Satcom Direct acquisition. The 2023 fiscal year includes a $48.1 million tax benefit.
o
Diluted earnings per share was $0.10 compared to $1.09 in 2023, of which approximately $(0.31) is attributable to transaction and integration related costs for the Satcom Direct acquisition.
•
Adjusted EBITDA(1) of $142.5 million, which includes approximately $14 million of operating expenses related to Gogo Galileo and Gogo 5G and excludes $53.5 million of expenses related to the Satcom Direct acquisition, decreased 12% compared to 2023.
•
Net cash provided by operating activities of $41.4 million in 2024 decreased from $79.0 million in 2023, primarily related to expenses associated with the Satcom Direct acquisition.
o
Free Cash Flow(1) of $41.9 million in 2024 was a decrease from $82.7 million in 2023, primarily driven by $60 million of transaction related payments related to the Satcom Direct transaction.

•
In 2024, the Company repurchased approximately 4.0 million shares for a total cost of approximately $33.2 million.

Recent Company Highlights

•
The Company achieved $18 million in run-rate synergies at the close of the Satcom Direct acquisition on December 3, 2024, and expects to realize an additional $9 million in run-rate synergies before the end of Q1 2025. The Company now expects to exceed the high end of the prior guidance for $25 million to $30 million of run-rate synergies within two years of closing.
•
We now expect that the cost to achieve these synergies will be at the low end of our previously guided range of $15 million to $20 million and expect to fund these costs with proceeds from sale of the Satcom Direct headquarters building in Melbourne, Florida.
•
This week the Company received Parts Manufacturing Authorization ("PMA") from the FAA to ship its Galileo HDX Low Earth Orbit ("LEO") antenna to dealers.
•
The Company is finalizing a multifaceted Memorandum of Understanding with Airbus Corporate Jets ("ACJ") that will look to leverage Gogo Galileo LEO satellite connectivity and Gogo ATG connectivity to deliver low-latency, high-speed broadband internet to ACJ operators. We are also pleased to announce the first EASA STC for the Airbus A319.
•
The Company has signed a second three-year preferred supplier agreement with Luxaviation Group to include multi-orbit access with optionality for access to both Gogo Galileo and ATG.

“We welcome Chris, Zac, and the Satcom Direct team. They bring great satellite expertise and leadership capabilities to Gogo”, said Oakleigh Thorne, Executive Chairman of Gogo. “Our new integrated management team has already made a huge impact towards realizing the high end of our synergy targets, getting PMA for our Galileo HDX LEO satellite terminal, and driving sales of Gogo products globally.”

“We believe the unique multi-orbit, multi-band platform enabled by the Gogo and Satcom Direct merger enables us to meet the needs of each segment of the BA and Military/Government mobility markets,” said Chris Moore, CEO of Gogo. “We believe the PMA for our HDX antenna opens the gates for us to start realizing our three strategic growth opportunities: (1) leveraging our international sales force to sell Galileo, (2) selling LEO/GEO products to Satcom Direct's high-end global customer base, and (3) meeting the needs of the global Military/Government customer base.”

“In addition to producing synergies ahead of plan, we anticipate an improvement in 2026 Free Cash Flow versus 2025 as significant product and network investments roll off,” said Zac Cotner, CFO of Gogo. “Our current net leverage is approximately 3.6x and we will evaluate opportunities for the return of cash to shareholders once our net leverage falls below 3.5x.”

2025 Financial Guidance

Total revenue in the range of $870 million to $910 million.

Adjusted EBITDA(1) in the range of $200 million to $220 million, reflecting operating expenses of approximately $25 million for strategic and operational initiatives, including Gogo 5G and Gogo Galileo.

Free Cash Flow(1) in the range of $60 million to $90 million, including $70 million of strategic initiatives, net of reimbursements tied to the FCC Reimbursement Program.

Capital expenditures of approximately $60 million, including $45 million for strategic initiatives including Gogo 5G, Gogo Galileo and the LTE network build, and excluding $20 million in capex reimbursement from the FCC program.

(1)
See “Non-GAAP Financial Measures” below.
(2)
See "Key Operating Metrics" below.

The Company expects to provide longer-term financial targets later in 2025, noting that preliminary targets for the combined Company provided with the announcement of the acquisition of Satcom Direct were 10% revenue growth and mid-20s adjusted EBITDA.

Conference Call

The Company will host its fourth quarter conference call on March 14, 2025 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

4Q Earnings Call Webcast Link:

https://edge.media-server.com/mmc/p/jgpjxb8e

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register.vevent.com/register/BI493ed3f903c54efcafe295fc9df3111d

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Operating Metrics

Our management regularly reviews financial and operating metrics, including the key operating metrics presented below, to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. The metrics in this press release are only for the Gogo BA segment and do not include metrics for the Satcom Direct segment for the period in which it is reflected in the Company’s consolidated financial statements (namely, from the closing on December 3, 2024 until December 31, 2024), with the exception of

GEO AOL, which includes the Satcom Direct business aviation broadband GEO AOL but excludes military/government GEO AOL, because this reporting period provided insufficient time for management to review, test and select meaningful metrics that would be useful on a standalone basis to both management and investors. Additionally, these metrics are slightly broader in scope than those previously presented for the Gogo BA segment, due to an ongoing transition after the acquisition of Satcom Direct in management’s view of which financial and operating metrics of the Gogo BA business are most important to the combined Company. In future periods, after management has integrated the Satcom Direct business and has sufficient information to determine meaningfully which financial and operating metrics are useful to both management and investors, management expects to present such metrics reflecting the major aspects of all of the Company’s businesses, including those in the Gogo BA segment and the Satcom Direct segment.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States; foreign currency risk; the impact of our expansion geographically and otherwise on our corporate culture; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of attention to climate change, conservation measures and other ESG matters; our ability to evaluate or pursue strategic opportunities; our ability to integrate Satcom Direct’s business, and the potential failure to realize or delay in realizing all of the anticipated benefits of the acquisition; the changes in executive management that occurred as part of the Satcom Direct acquisition; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cyberattacks, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a downgrade, suspension or withdrawal of the rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration and of our Executive Chair of the Board being a significant stockholder; our ability to fulfill our obligations associated with being a public company; the impact of identified material weaknesses in our internal control over financial reporting; and the impact of anti-takeover provisions, ownership provisions and certain other provisions in our charter, our bylaws, Delaware law, and our existing and any future credit facilities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2024 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground systems with high-speed satellite networks, to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
Revenue:
Service revenue	$118,811	$80,908	$364,270	$318,015
Equipment revenue	18,988	16,902	80,439	79,562
Total revenue	137,799	97,810	444,709	397,577
Operating expenses:
Cost of service revenue (exclusive of items shown below)	43,249	17,836	99,042	69,568
Cost of equipment revenue (exclusive of items shown below)	20,178	15,400	67,561	63,383
Engineering, design and development	15,493	10,424	44,772	36,683
Sales and marketing	12,150	8,049	38,020	29,797
General and administrative	63,655	16,546	125,071	57,280
Depreciation and amortization	7,229	4,679	18,972	16,701
Total operating expenses	161,954	72,934	393,438	273,412
Operating income (loss)	(24,155)	24,876	51,271	124,165
Other expense (income):
Interest income	(1,749)	(1,894)	(8,336)	(7,403)
Interest expense	12,238	8,249	38,431	33,056
Loss on extinguishment of debt	—	—	—	2,224
Other (income) expense, net	1,756	(582)	3,042	(1,315)
Total other expense	12,245	5,773	33,137	26,562
Income (loss) before income taxes	(36,400)	19,103	18,134	97,603
Income tax provision (benefit)	(8,187)	4,636	4,388	(48,075)
Net income (loss)	$(28,213)	$14,467	$13,746	$145,678

Net income (loss) attributable to common stock per share:
Basic	$(0.22)	$0.11	$0.11	$1.12
Diluted	$(0.22)	$0.11	$0.10	$1.09

Weighted average number of shares
Basic	128,664	130,061	128,533	129,753
Diluted	128,664	132,931	131,455	133,283

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$41,765	$139,036
Accounts receivable, net of allowances of $4,467 and $2,091, respectively	111,513	48,233
Inventories	97,934	63,187
Assets held for sale	16,625	—
Prepaid expenses and other current assets	55,256	64,138
Total current assets	323,093	314,594
Non-current assets:
Property and equipment, net	119,125	98,129
Intangible assets, net	275,331	55,027
Goodwill	184,831	620
Operating lease right-of-use assets	68,465	70,552
Investment in convertible note	4,207	—
Other non-current assets, net of allowances of $861 and $591, respectively	36,870	25,979
Deferred income taxes	217,309	216,638
Total non-current assets	906,138	466,945
Total assets	$1,229,231	$781,539
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$67,231	$16,094
Accrued liabilities	81,889	47,649
Deferred revenue	30,408	1,003
Current portion of long-term debt	2,500	7,250
Total current liabilities	182,028	71,996
Non-current liabilities:
Long-term debt	831,581	587,501
Non-current operating lease liabilities	68,178	73,047
Other non-current liabilities	78,120	8,270
Total non-current liabilities	977,879	668,818
Total liabilities	1,159,907	740,814
Stockholders’ equity
Common stock	14	14
Additional paid-in capital	1,460,270	1,402,003
Accumulated other comprehensive income	5,567	15,796
Treasury stock, at cost	(196,382)	(163,197)
Accumulated deficit	(1,200,145)	(1,213,891)
Total stockholders’ equity	69,324	40,725
Total liabilities and stockholders’ equity	$1,229,231	$781,539

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2024	2023
Operating activities:
Net income	$13,746	$145,678
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	18,972	16,701
Loss on asset disposals, abandonments and write-downs	2,932	362
Provision for expected credit losses	3,803	1,233
Deferred income taxes	3,245	(49,172)
Stock-based compensation expense	20,777	21,288
Amortization of deferred financing costs and interest rate caps	5,147	3,894
Accretion of debt discount	510	403
Change in fair value of convertible note and gain on sale of equity investment	793	(1,343)
Loss on extinguishment of debt	—	2,224
Changes in operating assets and liabilities:
Accounts receivable	2,971	4,833
Inventories	(16,224)	(13,694)
Prepaid expenses and other current assets	(13,417)	(49,891)
Contract assets	(7,138)	3,217
Accounts payable	(11,295)	3,658
Accrued liabilities	11,153	4,351
Deferred revenue	3,621	(2,411)
Accrued interest	1,715	(9,409)
Other non-current assets and liabilities	110	(2,952)
Net cash provided by operating activities	41,421	78,970
Investing activities:
Purchases of property and equipment	(13,504)	(16,267)
Acquisition of intangible assets—capitalized software	(13,551)	(7,821)
Acquisition of Satcom Direct, net of cash acquired	(332,724)	—
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	4,395	1,130
Proceeds from interest rate caps	23,181	26,675
Redemptions of short-term investments	—	74,179
Purchases of short-term investments	—	(49,383)
Purchases of convertible note and equity investment	(5,000)	(5,000)
Proceeds from sale of equity investment	—	6,343
Net cash provided by (used in) investing activities	(337,203)	29,856
Financing activities:
Proceeds from term loan, net of discount	245,000	—
Payment of debt issuance costs	(4,020)	—
Repurchases of common stock	(33,185)	(4,822)
Payments on term loan	(6,063)	(107,250)
Payments on finance leases	(31)	(132)
Stock-based compensation activity	(3,010)	(8,230)
Net cash provided by (used in) financing activities	198,691	(120,434)
Effect of foreign exchange rate changes on cash	29	94
(Decrease) increase in cash, cash equivalents and restricted cash	(97,062)	(11,514)
Cash, cash equivalents and restricted cash at beginning of period	139,366	150,880
Cash, cash equivalents and restricted cash at end of period	$42,304	$139,366
Cash, cash equivalents and restricted cash at end of period	$42,304	$139,366
Less: current restricted cash	70	—
Less: non-current restricted cash	469	330
Cash and cash equivalents at end of period	$41,765	$139,036
Supplemental cash flow information:
Cash paid for interest	$56,150	$68,145
Cash paid for taxes, net	$3,098	$1,004
Non-cash investing activities:
Fair value of shares issued in acquisition of Satcom Direct	$40,500	$—
Purchases of property and equipment in current liabilities	$5,139	$4,801

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

	For the Three Months Ended December 31,
	2024			2023
	Gogo BA	Satcom Direct	Total	Gogo BA	Satcom Direct	Total
Service revenue
Satellite broadband	$963	$23,948	$24,911	$996	$—	$996
ATG broadband	77,631	—	77,631	76,970	—	76,970
Narrowband and other	3,003	13,266	16,269	2,942	—	2,942
Total service revenue	$81,597	$37,214	$118,811	$80,908	$—	$80,908
Equipment revenue
Satellite broadband	$68	$1,768	$1,836	$61	$—	$61
ATG broadband	14,063	—	14,063	13,920	—	13,920
Narrowband and other	1,868	1,221	3,089	2,921	—	2,921
Total equipment revenue	$15,999	$2,989	$18,988	$16,902	$—	$16,902

	For the Years Ended December 31,
	2024			2023
	Gogo BA	Satcom Direct	Total	Gogo BA	Satcom Direct	Total
Service revenue
Satellite broadband	$4,040	$23,948	$27,988	$3,626	$—	$3,626
ATG broadband	310,860	—	310,860	302,226	—	302,226
Narrowband and other	12,156	13,266	25,422	12,163	—	12,163
Total service revenue	$327,056	$37,214	$364,270	$318,015	$—	$318,015
Equipment revenue
Satellite broadband	$233	$1,768	$2,001	$1,030	$—	$1,030
ATG broadband	66,607	—	66,607	64,585	—	64,585
Narrowband and other	10,610	1,221	11,831	13,947	—	13,947
Total equipment revenue	$77,450	$2,989	$80,439	$79,562	$—	$79,562

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2024	2023	2024	2023
ATG aircraft online (at period end)
AVANCE	4,608	3,976	4,608	3,976
Gogo Biz	2,451	3,229	2,451	3,229
Total ATG	7,059	7,205	7,059	7,205
GEO aircraft online	1,249	10	1,249	10
Average monthly connectivity service revenue per ATG aircraft online	$3,500	$3,387	$3,481	$3,380
ATG units sold	208	202	911	894

•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ATG ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Operating Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Service revenue	$118,811	$80,908	46.8%	$364,270	$318,015	14.5%
Equipment revenue	18,988	16,902	12.3%	80,439	79,562	1.1%
Total revenue	$137,799	$97,810	40.9%	$444,709	$397,577	11.9%

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Cost of service revenue (1)	$43,249	$17,836	142.5%	$99,042	$69,568	42.4%
Cost of equipment revenue (1)	$20,178	$15,400	31.0%	$67,561	$63,383	6.6%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,		For the Three Months Ended September 30,
	2024	2023	2024	2023	2024
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$(28,213)	$14,467	$13,746	$145,678	$10,630
Interest expense	12,238	8,249	38,431	33,056	9,670
Interest income	(1,749)	(1,894)	(8,336)	(7,403)	(2,419)
Income tax provision (benefit)	(8,187)	4,636	4,388	(48,075)	1,522
Depreciation and amortization	7,229	4,679	18,972	16,701	4,015
EBITDA	(18,682)	30,137	67,201	139,957	23,418
Stock-based compensation expense	6,022	5,559	20,777	21,288	5,030
Acquisition and integration-related costs (1)	46,822	—	53,476	—	6,654
Amortization of acquisition-related inventory step-up costs	249	—	249	—	—
Change in fair value of convertible note and gain on sale of equity investment	(446)	(570)	793	(1,343)	(323)
Loss on extinguishment of debt	—	—	—	2,224	—
Adjusted EBITDA	$33,965	$35,126	$142,496	$162,126	$34,779

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (2)	$(38,319)	$26,152	$41,421	$78,970	$25,134
Consolidated capital expenditures (2)	(8,161)	(5,371)	(27,055)	(24,088)	(8,196)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	3,180	1,127	4,395	1,130	1,120
Proceeds from interest rate caps (2)	3,727	6,510	23,181	26,675	6,536
Free cash flow	$(39,573)	$28,418	$41,942	$82,687	$24,594

(1)
For the year ended December 31, 2024, comprised of change-in-control bonus of $29.7 million, severance and other compensation-related costs of $3.8 million, and due diligence and advisory fees of $20.0 million. For the three months ended September 30, 2024, the $6.7 million related to due diligence and advisory fees.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Full-Year GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)

	FY 2025 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$91	$121
Consolidated capital expenditures	(60)	(60)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	20	20
Proceeds from interest rate caps	9	9
Free cash flow	$60	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs, (iii) change in fair value of convertible note and gain on sale of equity investment and (iv) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note and gain on sale of equity investment from Adjusted EBITDA because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.

Exhibit 99.1

Satcom Direct Inducement Grants

•
In connection with the acquisition of Satcom Direct and as an inducement for certain senior officers of Satcom Direct (“SD Management”) to join the Company, the Company granted certain inducement awards pursuant to Nasdaq Rule 5635(c)(4) (the “SD Inducement Grants”) to the SD Management, to promote their retention and create an alignment of interests between them and the Company’s shareholders, as described below.
•
The inducement awards were granted by the Company’s compensation committee, consistent with the employment agreements of the members of SD Management, and included the following grants: (i) 1,000,000 time-vesting restricted stock units (“RSUs”) and 1,000,000 performance stock units (“PSUs”) (representing the target number of shares in the case of PSUs) to our new CEO Christopher Moore; (ii) 50,000 RSUs and 50,000 PSUs (representing the target number of shares in the case of PSUs) to our new CFO Zachary Cotner; (iii) 50,000 RSUs to our new EVP, Chief Commercial Officer Michael Christensen; and (iv) 25,000 RSUs to each of our new SVP, Global Networks & Infrastructure Jeffrey Keller, our new EVP, General Manager, SD Government Hayden Olson, our new EVP, Business Development and Strategy Colin Quarless, our new SVP, Global Customer Operations Matthew Esposito, and our new VP, Flight Deck Services Nicholas Cook. The RSUs will vest in equal annual installments, subject to continued employment, over five years starting on the first anniversary of the grant date. The PSUs may vest, subject to continued employment, up to 100% of target number of shares, based upon the achievement of certain stock price targets (a) for a period of 90 consecutive trading days following the six-month anniversary of the grant date or (b) upon a change in control. Although not awarded pursuant to the 2024 Omnibus Equity Incentive Plan, the SD Inducement Grants have been issued subject to its terms and conditions.